Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 pertaining to the XpresSpa Group, Inc. 2020 Equity Incentive Plan, of our report dated April 20, 2020, on our audits of the financial statements of XpresSpa Group, Inc. as of December 31, 2019 and 2018, and for the years then ended, which report appears in the December 31, 2019 Form 10-K of XpresSpa Group, Inc, which includes an explanatory paragraph related to XpresSpa Group, Inc’s ability to continue as a going concern

/s/ CohnReznick LLP

Jericho, New York

March 19, 2021